Exhibit 10.167

PURCHASE AND SALE AGREEMENT

between

AGL INVESTMENTS NO.2 LIMITED PARTNERSHIP L.L.L.P.,

as Seller,

HARVARD PROPERTY TRUST, LLC, doing business as BEHRINGER HARVARD REAL ESTATE,

as Purchaser

September 20, 2006

i

ii

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PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of September 20, 2006, by and between HARVARD PROPERTY TRUST, LLC, a Delaware limited liability company, doing business as BEHRINGER HARVARD REAL ESTATE (“Purchaser”), and AGL INVESTMENTS NO.2 LIMITED PARTNERSHIP L.L.L.P., a Colorado limited liability limited partnership (“Seller”).

Recitals

This Agreement is made with respect to the following facts:

A.            Seller is the fee owner of the following described property (collectively, the “Property”):

(1)           The land described on Exhibit A attached hereto (the “Land”), including, without limitation, any water or mineral rights, air or subsurface rights, appurtenant easements, access rights in and to adjacent roadways, strips and gores, rights-of-way, curb cuts and rights of ingress and egress to the Land (the “Property Rights”);

(2)           All improvements in, upon and under the Land, including the existing office structure (consisting of approximately 561,351 rentable square feet) (the “Building”) and all fixtures therein except for any such improvements or fixtures which are owned by any tenant under the “Leases” (as defined below) in accordance with the provisions thereof (such improvements and fixtures owned by Seller are hereinafter collectively referred to as the “Improvements”; the Land and the Improvements are located at 1601-1645 Cherry Street, Philadelphia, Pennsylvania and known as “Three Parkway,” and are hereinafter collectively referred to as the “Real Property”);

(3)           The landlord’s interest under the leases and telecommunications license agreements and all amendments or modifications thereto and guaranties thereof affecting the Real Property  as listed on Exhibit I along with any new leases approved by Purchaser prior to the Closing Date (the “Leases”);

(4)           That personal property owned by Seller and used in the normal operation and management of the Real Property, including, without limitation, the items shown on the inventory attached hereto as Exhibit J (the “Personal Property”);

(5)           All right, title and interest of Seller in and to those agreements for the repair or maintenance of, or provision of services to, the Real Property and/or the Personal Property, including those listed on Exhibit K (the “Service Contracts”);

(6)           All right, title and interest of Seller in and to all governmental permits, development rights or agreements, licenses, certificates and authorizations, including, without limitation, certificates of occupancy, relating to the construction, use or operation of the Real Property or the Personal Property, to the extent the same may be lawfully assigned to Purchaser (the “Permits”);

(7)           All right, title and interest of Seller in and to all unexpired warranties, guarantees and bonds, including, without limitation, contractors’ and manufacturers’ warranties or guarantees, relating to the Real Property or the Personal Property, to the extent the same may be lawfully assigned to Purchaser (the “Warranties”);

(8)           All site plans, surveys, soil and substratus studies, environmental reports and studies, architectural drawings, plans and specifications, engineering, electrical and mechanical reports, plans and studies, floor plans and landscape plans that relate to the Real Property or the Personal Property that are in Seller’s possession and obtained from and after the date of Seller’s acquisition of the Property (the “Plans”), to the extent the Plans are assignable, but excluding any photographs, depictions, drawings and other such materials concerning the Property or Personal Property reasonably required by Seller for use in Seller’s future annual reports and/or marketing brochures to evidence Seller’s prior ownership of the Property and the Personal Property (the “Retained Items”);

(9)           All trade names, trademarks, logos and marketing materials used in connection with the Real Property, including the right to use the name “Three Parkway,” but specifically excluding any names relating to the name of Seller, including, without limitation, the name “Amstar” all to the extent such intangible property, appurtenances and trade names are assignable, but reserving unto Seller the right to use the Retained Items (the “Trade Name Rights”); and

(10)         The rents and/or other consideration arising from the Leases, including specifically, but without limitation, any and all prepaid deposits, rents and/or other consideration, and all security deposits, letters of credit or other deposits applicable to the Property (the “Rents”).

B.            Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Property on the terms and conditions hereinafter set forth.

Agreement

In consideration of the mutual promises and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.             Purchase and Sale.  Subject to the terms and conditions set forth in this Agreement, Seller agrees to sell, assign and convey to Purchaser, and Purchaser agrees to purchase from Seller, the Property.

2.             Purchase Price.  The purchase price for the Property (the “Purchase Price”) will be ninety million dollars ($90,000,000.00), payable as follows:

2.1           Deposit.  $2,000,000.00 (the “Deposit”) will be paid by Purchaser to LandAmerica Partners Title Company in Houston Texas (the “Escrow Agent”) by check, subject to collection, or by wire transfer of immediately available funds on or before the date which is three (3) business days after both Purchaser and Seller have executed and delivered this

Agreement (the date of execution by both Purchaser and Seller being the “Effective Date”).  Upon deposit with the Escrow Agent, the Deposit will be nonrefundable to Purchaser for any reason whatsoever, except as expressly provided to the contrary in this Agreement.  The Escrow Agent will place the Deposit in an interest-bearing account, subject to the terms of this Agreement, including, without limitation, Section 13.

2.2           Cash at Closing.  Upon closing of the transaction contemplated by this Agreement (the “Closing”), Purchaser will pay to the Escrow Agent, by wire transfer of immediately available funds, the balance of the Purchase Price, subject to the adjustments and prorations provided for herein.

3.             Deliveries; Title; Feasibility.

3.1           Seller’s Deliveries.  As of the Effective Date, Seller has delivered, or caused to be delivered to Purchaser, those documents and materials described on Exhibit B (all of which are collectively referred to herein as “Seller’s Deliveries”).  Except as otherwise expressly provided in the Agreement, including in Section 5, Seller makes no representation or warranty, express or implied, regarding the accuracy or completeness of Seller’s Deliveries, the qualifications of the persons preparing the same, or Purchaser’s right to rely upon the information contained in the Seller’s Deliveries.

3.2           Title and Survey.

(a)           Title Insurance Commitment.  Purchaser has obtained from Commonwealth Land Title Insurance Company (the “Title Company”) a title commitment for the Real Property, Order No. GF#2711000981, including copies of all recorded exceptions to title referred to therein (collectively, the “Title Commitment”).  Purchaser has reviewed the Title Commitment and negotiated with the Title Company in order to cause the Title Company to modify the Title Commitment to reflect only those exceptions to title that are acceptable to Purchaser.  The exceptions to title disclosed in the Title Commitment (i.e., including any endorsements or supplements to the Title Commitment that the Title Company has agreed to issue prior to such expiration), including any survey matters, will be the “Permitted Exceptions” hereunder, excluding (i) any delinquent taxes or assessments, (ii) any monetary liens or encumbrances created by, through or under Seller, or (iii) any standard printed exceptions concerning parties in possession, mechanics’ liens or claims therefor and matters first appearing in the public records after the date of the Title Commitment but before Closing.  At or prior to Closing, Seller will provide such affidavits to the Title Company as may be necessary to delete such standard printed exceptions and Seller will cause any delinquent taxes or assessments and any monetary liens or encumbrances created by, through or under Seller and any mechanics’ liens or claims and any other encumbrances resulting from Seller’s breach of its covenants under this Agreement (any such item being a “Non-Permitted Exception”) to be removed of record.  Except as specifically provided in this Section 3.2(a), Seller will have no obligation to cure or remove any exceptions shown on the Title Commitment unless Seller agrees in writing to do so.

(b)           Survey.  Purchaser has obtained an update of Seller’s existing as-built survey of the Real Property (the “Survey”).  If Purchaser desires to delete the so-called pre-printed survey exceptions from the Title Commitment, then in connection with Closing, Seller will cooperate with Purchaser by executing such customary affidavits relating to such survey exceptions as are reasonably acceptable to Seller.  Except as specifically provided in this Section 3.2(b), Seller will have no obligation to cure or remove any title matters shown on the Survey or any update thereof unless Seller agrees in writing to do so.

3.3           Inspections Complete.  Purchaser has had an opportunity prior to the Effective Date to investigate the Property and all matters relevant to its acquisition, ownership and operation, including, without limitation, the right to have made, at Purchaser’s expense, any studies or inspections of the Property that Purchaser may deem necessary or appropriate.  During the term of this Agreement, Purchaser shall continue to have the right to enter onto the Property to facilitate the transition of ownership as Purchaser may deem reasonably necessary or appropriate, provided, however, Purchaser waives any right to terminate this Agreement as a result of such matters or any other reason, except as expressly set forth in this Agreement.

3.4           Indemnity.  Purchaser agrees to indemnify and hold Seller harmless from any claim, demand, liability, lien, cost or expense asserted against Seller or the Property arising out of or resulting from the investigations of the Property by Purchaser or its employees, agents, representatives or contractors prior to Closing, to pay Seller all reasonable costs and expenses, including reasonable attorneys’ fees, incurred in defending any such matter, and to repair any damage resulting to the Property due to such investigations, or if requested by Seller, reimburse Seller for all expenses incurred by Seller in repairing such damage if Purchaser does not promptly repair such damage; provided, however, Purchaser shall not be liable for, and shall not indemnify or reimburse Seller with respect to, any pre-existing condition, fact, matter, item, or substance discovered, uncovered, located, identified, as a result of Purchaser’s entry except to the extent such pre-existing condition, fact, matter, item, or substance was exacerbated by Purchaser’s negligence in connection with its entry and inspection.  Notwithstanding any other terms and provisions of this Agreement to the contrary, this indemnification, repair and reimbursement obligation of Purchaser will survive Closing or any termination of this Agreement.

4.             Title.

4.1           Issuance of Title Policy.  At Closing, Purchaser will have the right to cause the Title Company to issue, or unconditionally commit to issue, to Purchaser its ALTA owner’s policy of title insurance insuring in the amount of the Purchase Price that title to the Real Property is vested in Purchaser, subject only to the Permitted Exceptions and the Leases (the “Title Policy”).  Seller will reasonably cooperate with Purchaser to obtain the Title Policy, including, without limitation, satisfying requirements with respect to Seller’s organizational status or authority to complete the transaction; provided Purchaser will be solely responsible for satisfying any requirements that the Title Company may impose specifically with respect Purchaser, such as, for example, requirements with respect to Purchaser’s organizational status or authority to complete the transaction.  Purchaser’s ability to satisfy any such requirements will in no event be deemed a condition precedent to Purchaser’s obligations hereunder (but it shall be a condition to Purchaser’s obligations to close that the Title Policy is issued at Closing, as provided in Section 8.2).

4.2           Subsequent Title Defects.  If, subsequent to the Effective Date and prior to Closing, Seller is notified of the existence of any encumbrance, encroachment, defect or other matter materially and adversely affecting title to the Real Property, other than the Permitted Exceptions and other than any delinquent taxes or assessments or any monetary liens or encumbrances created by, through or under Seller (which Seller is obligated to remove prior to Closing pursuant to Section 3.2(a)) (a “Subsequent Defect”), Seller will use such efforts and will expend such amount as it may, in its sole judgment, deem appropriate to remove or cure such Subsequent Defect prior to Closing.  Seller will have no obligation, however, to cure any Subsequent Defect, except for any Non-Permitted Exceptions which Seller shall cause to be removed of record.  If Seller does not or is unable to so remove or cure all Subsequent Defects prior to Closing (other than any Non-Permitted Exceptions, which Seller shall cause to be removed of record), Purchaser may (a) waive all such uncured Subsequent Defects and accept such title as Seller is able to convey as of Closing without a reduction in the Purchase Price; or (b) terminate this Agreement, whereupon the Escrow Agent will return the Deposit to Purchaser and all parties will be relieved of any further obligations hereunder, except for those obligations which expressly survive any termination hereof; provided, however, if the Subsequent Defect is caused by Seller or within Seller’s reasonable control and permitted by Seller and then Seller fails to cure and/or remove of record such Subsequent Defect, then Seller shall reimburse Purchaser for Purchaser’s actual out of pocket third (3rd) party expenses including attorney’s fees, engineering fees, consultant’s fees, environmental fees, loan application fees, rate lock fees, lender fees, appraisal fees, and other costs incurred in connection with the potential acquisition and financing of the Property, the inspection and review of the Property and the negotiation of this Agreement (“Purchaser’s Out-of-Pocket Expenses”), up to a maximum amount not to exceed One Hundred Fifty Thousand ($150,000.00) Dollars.

5.             Seller’s Representations and Warranties.  Seller represents, warrants and covenants to Purchaser as follows:

5.1           No Possessory Rights.  To Seller’s actual knowledge, except for any parties in possession pursuant to, and any rights of possession granted under, the Permitted Exceptions, the Service Contracts and the Leases, there are no parties in possession of any part of the Real Property, and there are no other rights of possession which have been granted to any third party or parties.

5.2           Leases.  To Seller’s actual knowledge, each of the Leases is in effect, has not been modified, amended or rescinded and the rights of each lessee thereunder are as tenants only and none has any ownership interest or option or right of first refusal to acquire any ownership interest in the Property and none has any right or option to renew or extend the lease term or to lease additional space except as provided in its Lease.  With respect to the Leases, to Seller’s knowledge, (i) neither the tenants nor Seller is in default in the performance of any material covenant, agreement or condition contained in the Leases, and (ii) Seller has not received written notice from any tenant regarding pending or threatened offsets against rent or for any other monetary or material claim against Seller which has not been fully resolved and no rent concessions have been created which are not disclosed in the Leases.

5.3           No Third-Party Interests.  To Seller’s actual knowledge, as of the date of this Agreement, Seller has not granted to any party any option, contract or other agreement with respect to a purchase or sale of the Property or any portion thereof or any interest therein.

5.4           Authority.  Seller is duly organized and in good standing under the laws of the state of its organization, is qualified to do business in the Commonwealth of Pennsylvania and has the limited liability limited partnership power to enter into this Agreement and to execute and deliver this Agreement and to perform all duties and obligations imposed upon it hereunder, and Seller has obtained all necessary limited liability limited partnership authorizations required in connection with the execution, delivery and performance contemplated by this Agreement and has obtained the consent of all entities and parties necessary to bind Seller to this Agreement.  To Seller’s actual knowledge, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental authority on the part of Seller is required in connection with the execution and delivery of this Agreement or its sale of the Property.

5.5           Non-Contravention.  Neither the execution nor the delivery of this Agreement, nor the consummation of the purchase and sale contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement conflict with or will result in the breach of any of the terms, conditions or provisions of any agreement or instrument to which Seller is a party or by which Seller or any of Seller’s assets is bound.

5.6           Environmental Matters. To Seller’s actual knowledge, except as may be disclosed in Seller’s Deliveries, Seller has not received any written notice of any violation issued pursuant to any current law, rule, regulation, order or directive pertaining to the protection of health, safety, the environment and/or pollution with respect to the Real Property or any use or condition thereof.  To the Seller’s actual knowledge, except (i) as referenced in Seller’s Deliveries and/or (ii) those such substances or materials which are used in Seller’s business conducted on the Property (or the business of any of the tenants) and handled in conformity with applicable law and regulations, there are no hazardous wastes, petroleum products, pollutants, asbestos, asbestos containing materials, or other hazardous substances located in, upon or beneath the Real Property in any case, in form and/or quantity that violates any applicable laws .

5.7           Condemnation.  Seller has no actual knowledge of, and has not received any notice of, any threatened or pending condemnation proceedings affecting the Real Property.

5.8           Materials and Reports.  The written materials and reports which Seller has delivered or shall deliver to Purchaser pursuant this Agreement, including, without limitation the Seller’s Deliveries, to Seller’s actual knowledge, contain all of the material and final documents and reports in Seller’s or Seller’s agents’ possession or control which were acquired after Seller’s acquisition of the Property and which relate to the subject matter thereof.

5.9           Violations.  To Seller’s actual knowledge, except as may be disclosed in Seller’s Deliveries, Seller has not received any written notice or citation alleging any housing, building, fire, health, safety, or other violation of any law, regulation, permit, order or directive in respect of the Real Property or any part thereof that remains uncured as of the Effective Date.

5.10         No Bankruptcy or Insolvency.  No bankruptcy or insolvency proceeding under the Bankruptcy Code or any state bankruptcy or insolvency law filed by or against Seller is pending and no such filing is contemplated by Seller, or, to Seller’s actual knowledge, threatened.

5.11         No Claims.  To Seller’s actual knowledge, there are no outstanding, or, to Seller’s actual knowledge, threatened litigation, claims or proceedings before any court, commission, agency or other administrative authority which could prohibit or materially adversely affect Seller’s title to the Property or Seller’s ability to consummate the transaction contemplated by this Agreement, or that might be an encumbrance on Purchaser or the Property after Closing.

5.12         No Commission Agreements.  To Seller’s actual knowledge, there are no lease brokerage agreements, leasing commission agreements or other agreements providing for payments of any amounts for leasing activities or procuring tenants with respect to the Property, other than as expressly set forth in the Leases and Seller’s Deliveries.

5.13         No Assessments or Abatements.  To Seller’s actual knowledge, except as disclosed in the Seller’s Deliveries, there are no assessments or abatements affecting the Real Property or any portion thereof.

5.14         Compliance With Anti-Terrorism Laws.  Neither Seller nor any of its constituent partners, members or shareholders, nor any beneficial owner of Seller or of any such partner, member or shareholder (i) is listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control, Department of the Treasury (“OFAC”) pursuant to the Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (“Order”); (ii) is listed on any other list of terrorists or terrorist organizations maintained pursuant to the Order, the rules and regulations of OFAC or any other applicable requirements contained in any enabling legislation or other Executive Orders in respect of the Order (the Order and such other rules, regulations, legislation or orders are collectively called the “Orders”); (iii) is engaged in activities prohibited in the Orders; or (iv) has been convicted, pleaded nolo contendere, indicted, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering.

5.15         AS-IS SALE; DISCLAIMERS.  SELLER EXPRESSLY DISCLAIMS, AND PURCHASER ACKNOWLEDGES AND ACCEPTS THAT SELLER HAS DISCLAIMED, MAKING ANY REPRESENTATIONS, WARRANTIES, OR ASSURANCES WITH RESPECT TO THE PROPERTY OTHER THAN AS SPECIFICALLY SET OUT HEREIN OR IN ANY DOCUMENTS DELIVERED TO PURCHASER IN CONNECTION WITH THE CLOSING PURSUANT TO THIS AGREEMENT, SUCH AS THE DEED, BILL OF SALE OR CERTIFICATE REAFFIRMING REPRESENTATIONS AND WARRANTIES (COLLECTIVELY, THE “CLOSING DOCUMENTS”), SPECIFICALLY INCLUDING, BUT NOT LIMITED TO, REPRESENTATIONS OR WARRANTIES AS TO MATTERS OF TITLE, ZONING, TAX CONSEQUENCES, PHYSICAL CONDITION, OPERATING HISTORY OR PROJECTIONS, VALUATIONS, GOVERNMENTAL APPROVALS OR GOVERNMENTAL REGULATIONS.  PURCHASER AGREES THAT WITH RESPECT TO THE PROPERTY IT WILL RELY UPON ITS INSPECTION THEREOF OR ITS

DETERMINATIONS NOT TO INSPECT THE SAME, AND UPON CLOSING SHALL ACCEPT THE PROPERTY IN ITS “AS IS” CONDITION, WITH ALL FAULTS, AND WITHOUT REFERENCE TO MERCHANTABILITY OR FITNESS FOR ANY SPECIFIC PURPOSE, SUBJECT, HOWEVER, TO SELLER’S REPRESENTATIONS, WARRANTIES, COVENANTS AND ASSURANCES SPECIFICALLY SET OUT HEREIN OR IN ANY CLOSING DOCUMENTS.

5.16         ENVIRONMENTAL RELEASE.  EXCEPT WITH RESPECT TO ANY BREACH OF SELLER’S REPRESENTATION AND WARRANTY SET FORTH IN SECTION 5.6 ABOVE, PURCHASER, FOR ITSELF AND FOR ANY ENTITY AFFILIATED WITH PURCHASER, WAIVES AND RELEASES SELLER FROM AND AGAINST ANY LIABILITY OR CLAIM RELATED TO THE PROPERTY ARISING UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION, AND LIABILITY ACT OF 1980, THE SUPERFUND AMENDMENTS AND REAUTHORIZATION ACT OF 1986, THE RESOURCE CONSERVATION AND RECOVERY ACT, AND THE TOXIC SUBSTANCE CONTROL ACT, ALL AS AMENDED, OR ANY OTHER CAUSE OF ACTION BASED ON ANY OTHER STATE, LOCAL OR FEDERAL ENVIRONMENTAL LAW, RULE OR REGULATION, PROVIDED HOWEVER, THE FOREGOING RELEASE SHALL NOT OPERATE TO RELEASE ANY CLAIM BY PURCHASER AGAINST ANY PERSON OR ENTITY OTHER THAN SELLER OR ANY ENTITY THAT IS AN AFFILIATE OF SELLER; FURTHER, THE FOREGOING RELEASE SHALL NOT OPERATE TO  RELEASE (I) ANY CLAIM BY PURCHASER AGAINST SELLER ARISING OUT OF OR RELATING TO A BREACH BY SELLER OF ANY OF ITS REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT OR IN ANY CLOSING DOCUMENTS; OR (II) ANY CLAIM AGAINST SELLER FOR CONTRIBUTION OR INDEMNITY ARISING OUT OF OR RELATING TO A CLAIM OR CAUSE OF ACTION ASSERTED AGAINST PURCHASER BY A THIRD PARTY OR GOVERNMENTAL AGENCY ARISING OUT OF AN  ENVIRONMENTAL CONDITION AT THE PROPERTY.  THE PROVISIONS OF THIS PARAGRAPH SHALL SURVIVE THE CLOSING OR ANY EARLIER TERMINATION OF THIS AGREEMENT.

5.17         Limitation.  The representations and warranties of Seller as contained in this Agreement shall survive for a period of twelve (12) months from and after the Closing Date.  In the event Purchaser obtains actual knowledge of any breach and/or violation of any of Seller’s representations and warranties prior to Closing and (a) Purchaser fails to give Seller notice thereof or (b) following notice thereof, Seller fails or is unable to cure any such breach or violation to the reasonable satisfaction of Purchaser, without modifying the underlying factual basis of such representation or warranty, then, subject to the “Basket” (as defined below), Purchaser’s sole remedy for any such breach or violation shall be to terminate this Agreement by delivering written notice of such termination to Seller on or before the Closing Date whereupon the Deposit shall be returned to Purchaser and neither party shall have any obligation hereunder, except those that expressly survive the termination of this Agreement; provided, however, if the applicable representations and warranties were not true as of the Effective Date or the breach or violation thereof was the result of Seller’s grossly negligent or intentional act, then in addition, Seller shall reimburse Purchaser for Purchaser’s Out-of-Pocket Expenses, up to a maximum amount not to exceed One Hundred Fifty Thousand ($150,000.00) Dollars.  If Purchaser commences any action(s) to enforce any alleged breach and/or violation of any of the representations and/or warranties of Seller as set forth in this Agreement of which Purchaser becomes aware after Closing, then Purchaser’s sole remedy shall be to seek recovery of its actual damages (but not special, consequential, speculative, punitive or other damages, all of which are waived by Purchaser), provided, in no event may the amount of such damages, in the aggregate (with respect to any and all such breaches and/or violations for all of the Property) exceed One Million Five Hundred Thousand Dollars ($1,500,000.00) (the “Cap”).  Notwithstanding the foregoing, Seller shall not have any liability for cure of Seller’s breach and/or violation of Seller’s representations and warranties hereunder, whether before or after Closing, unless and until the aggregate amount of claims by Purchaser as a result of all breaches and violations of Seller exceeds $10,000 (the “Basket”), in which case Seller’s liability shall be limited to amounts in excess of the Basket.

5.18         Representations Re-made as of Closing.  Each of the representations and warranties contained in this Section 5 shall be deemed to have been remade by Seller as of the “Closing Date” (as defined in Section 9.1).

6.             Purchaser’s Representations and Warranties.  Purchaser represents and warrants to Seller as follows:

6.1           Authority.  Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.  Purchaser has the full right and authority to enter into this Agreement and consummate the transaction contemplated by this Agreement.  All requisite limited liability company action has been taken by Purchaser in connection with the entering into of this Agreement, the instruments referenced herein, and the consummation of the transaction contemplated hereby.  Each of the persons and entities signing this Agreement on behalf of Purchaser is authorized to do so.  Purchaser shall furnish to Seller any and all documents to evidence such authority as Seller shall reasonably request.

6.2           Consents; Binding Obligations.  No third party approval or consent is required to enter into this Agreement or to consummate the transaction contemplated hereby.  This Agreement and all documents required hereby to be executed by Purchaser are and shall be valid, legally binding obligations of and enforceable against Purchaser in accordance with their terms.

6.3           Compliance With Anti-Terrorism Laws.  Neither Purchaser nor any of its constituent partners, members or shareholders, nor any beneficial owner of Purchaser or of any such partner, member or shareholder (i) is listed on the Specially Designated Nationals and Blocked Persons List maintained by the OFAC pursuant to the Order; (ii) is listed on any other list of terrorists or terrorist organizations maintained pursuant to the Orders; (iii) is engaged in activities prohibited in the Orders; or (iv) has been convicted, pleaded nolo contendere, indicted, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering.

6.4           Representations Re-made as of Closing.  Each of the representations and warranties contained in this Section 6 shall be deemed to have been remade by Purchaser as of the date of Closing and shall survive Closing for a period of six months from and after the Closing Date.

7.             Covenants.  Seller covenants to Purchaser as follows:

7.1           Leasing Activities Until Closing.  Subsequent to the Effective Date and prior to Closing, Seller will not enter into any new lease or any renewal, amendment, modification or termination of an existing Lease (a “Proposed Lease”) without Purchaser’s express, prior, written consent to such Proposed Lease, unless such Proposed Lease is required by law or the terms of a pre-existing Lease, contract or other agreement of which Purchaser has been given a copy prior to the Effective Date; provided, however, that if Purchaser has given such consent or if such Proposed Lease is permitted for the reasons described above, Purchaser will be liable for any leasing commissions, tenant finish costs or other contractual obligations arising from such Proposed Lease (except as provided below).  Seller agrees to pay or discharge at or prior to Closing (or to credit Purchaser at Closing as provided below) all leasing commissions, tenant finish costs, lease buyout costs, moving allowances, design allowances, legal fees and other costs, expenses and allowances incurred in order to induce a tenant to enter into a Lease or Lease renewal or extension or otherwise set forth in a Lease (collectively, “Leasing Costs”) that are or will become due and payable with respect to Leases in force as of or prior to the Effective Date; provided, however, that with respect to Leasing Costs that are not due and payable as of or prior to the Closing, Seller shall give Purchaser a credit at Closing in the amount of such Leasing Cost(s) instead of paying or discharging same.  Notwithstanding the foregoing, and without limiting the generality of the foregoing, Seller and Purchaser specifically agree that Seller shall be responsible for, and shall provide a credit at Closing against the Purchase Price equal to the amount of all Leasing Costs associated with the tenant known as Mexican Post, including, without limitation, tenant finish costs and commissions (the “Mexican Post Credit”).

7.2           City Certificate.  Seller shall use commercially reasonable efforts to deliver to Purchaser a certification statement issued by the Philadelphia Department of Licenses and Inspections (the “Department of Licenses and Inspections”) dated no earlier than thirty (30) days prior to the Closing (the “City Certificate”), stating the zoning classification of the Property, confirming that the use of the Property is in compliance therewith, and confirming that there are no outstanding violations of any applicable federal, state, county or municipal laws, ordinances, codes, rules, regulations, orders, requirements, covenants, conditions, restrictions, including, but not limited to, any of the foregoing governing zoning, planning, housing, building, safety, fire or environmental conditions.  Purchaser acknowledges that such City Certificate may not be available as described above, but Seller’s inability to obtain City Certificate, despite Seller’s exercise of commercially reasonable efforts, will not constitute a default by Seller.

7.3           Generally.  Until the earlier of Closing or the termination of this Agreement, Seller undertakes and agrees as follows:

(a)           To not do anything which would impair or modify the status of title as shown on the Title Commitment or the Survey.

(b)           To operate and manage the Property pursuant to customary industry practices for the same type of property, maintaining present services, reasonable wear and tear excepted and damage by fire or other casualty excepted, and to maintain present insurance coverage.

(c)           To perform when due all of its obligations under the Leases, the Service Contracts and the Permitted Exceptions.

(d)           To not remove any of the Personal Property from the Real Property unless replaced by personal property of equal or greater utility or value.

(e)           To use commercially reasonable efforts to obtain and deliver to Purchaser, no later than three (3) business days before the Closing Date (the “Estoppel Return Date”) a signed estoppel certificate in the from attached hereto as Exhibit C from each of the tenants under the Leases (except that if any Lease prescribes a different form of estoppel certificate, Seller will only be required to use commercially reasonable efforts to obtain an estoppel certificate from such tenant in such prescribed form).  Seller shall deliver each executed tenant estoppel to Purchaser (regardless of whether it complies with this Agreement) promptly following Seller’s receipt thereof.

(f)            Prior to Closing, not to enter into any new service contract (except for any Service Contract which has a term of 30 days or less or is cancelable upon Closing at no cost to Purchaser), without the prior consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed; and not to modify or terminate in any material respect any of the Service Contracts.

(g)           Not to transfer or encumber any of Seller’s interest in the Property.  Nothing contained in this Section 7.3(g) or elsewhere in this Agreement shall be deemed to restrict or otherwise affect Seller’s ability to enter into any contract for sale of the Property or otherwise deal with the Property in any manner it chooses following the termination of this Agreement.

(h)           Maintain the status, as of the Effective Date, of all permits, licenses and occupancy certificates, including, without limitation, all development, building and use permits and certificates of occupancy.

(i)            Perform, when due, all material obligations under any and all agreements relating to the Property and otherwise in accordance with applicable laws, ordinances, rules and regulations.

(j)            Promptly provide Purchaser with copies of (1) any default letters sent to or from tenants of the Building, (2) any copies of correspondence received from a tenant stating that such tenant is totally vacating its premises in the Building or seeking to re-negotiate its Lease, and (3) notices of bankruptcy filings received with respect to any tenant of the Building.

(k)           Promptly forward to Purchaser any notices of code violations Seller receives.

(l)            Promptly notify Purchaser of any facts of which Seller obtains knowledge which would cause any of the representations and warranties of Seller contained in this Contract to become false or misleading.

(m)          To cooperate with Purchaser to obtain subordination, non-disturbance and attornment agreements (“SNDAs”) from tenants under Leases selected by Purchaser’s lender.  As and when received by Seller, Seller shall deliver the executed SNDAs to Purchaser.  If the transaction contemplated herein fails to close for any reason whatsoever, Purchaser shall return to Seller all such executed SNDAs previously delivered to Purchaser.  The failure to obtain SNDAs from all or any of the selected tenants shall not constitute a default by Seller hereunder nor shall it otherwise entitle Purchaser to terminate this Agreement.

(n)           Not to apply or forfeit to the applicable tenant any security deposits under any Leases, without Purchaser’s prior consent, in Purchaser’s sole and absolute discretion.

(o)           Promptly deliver to Purchaser any updated or new installments of any reports, materials or other information provided to Purchaser as part of the Seller’s Deliveries.

8.             Conditions Precedent.

8.1           Generally.  Unless waived by the party entitled to the benefit thereof, the obligations of either party to close under this Agreement are subject to satisfaction of the conditions that all representations and warranties of the other party contained in this Agreement are true and correct in all material respects as of Closing and that the other party has performed all material covenants, agreements and obligations required to be performed by it under this Agreement.

8.2           Title Policy.  It is a condition precedent to Purchaser’s obligations to close the transaction contemplated by this Agreement that, as of the Closing, the Title Company has issued, or unconditionally committed to issue, to Purchaser the Title Policy.

8.3           Estoppels.  It is a condition precedent to Purchaser’s obligations to close the transaction contemplated by this Agreement that Purchaser has timely received and approved the originals of the Tenant estoppel certificates described in Section 7.3(e); provided, however, that this condition will be deemed to be satisfied if Seller so delivers “Conforming Estoppels” (as defined below) from excelleRx, American International Insurance, Philadelphia Municipal Authority, Thermo Electron, Allstate Insurance, Reliance Insurance and Drexel University (collectively, the “Required Tenants”) and from tenants occupying space in the Building that, together with the space occupied by the Required Tenants, is equal to or greater than 75% of the space occupied by tenants in the Building. As used herein, a “Conforming Estoppel” will mean either (a) an estoppel certificate signed by the applicable tenant and in the form of Exhibit C (or if any Lease prescribes a different form of estoppel certificate, then an estoppel certificate for such Lease in such prescribed form will also be deemed acceptable), with all blanks filled in with information that conforms to the information provided set forth in the rent roll delivered as part of Seller’s Deliveries and with no additional information added that is inconsistent with the statements set forth in such form or with the information set forth in such rent roll and confirming there is no default by either party to the Lease; or (b) an estoppel certificate that is otherwise acceptable to Purchaser and its purchase money lender in their respective sole discretion, provided that if Seller delivers a signed estoppel certificate to Purchaser for review and Purchaser does not notify Seller that such estoppel certificate is unacceptable within five (5) business days after Purchaser’s actual receipt thereof, then such estoppel certificate will be deemed to be acceptable to Purchaser.

8.4           Suits, Actions, Proceedings.  It is a condition precedent to Purchaser’s obligations to close the transaction contemplated by this Agreement that no suit, action or other proceeding shall be pending which seeks to restrain, enjoin or otherwise prohibit the consummation of the transaction contemplated by this Agreement, or except for those suits, actions or proceedings disclosed in Seller’s Deliveries (including, without limitation, Seller’s insurance claims report), which involves or affects the Property or any Required Tenant in any material way.

8.5           Material Adverse Change.  It is a condition precedent to Purchaser’s obligations to close the transaction contemplated by this Agreement that the environmental and physical condition of the Property shall not change adversely and materially after the Effective Date hereof.

8.6           City Certificate.  It is a condition precedent to Purchaser’s obligations to close the transaction contemplated by this Agreement that Seller deliver a City Certificate to Seller on or before the Closing Date, with the content of such City Certificate being that which is available from the Department of Licenses and Inspections.

8.7           Failure of Purchaser’s Conditions Precedent.  In the event any of the aforesaid conditions precedent to Purchaser’s obligation to close shall not have been satisfied or shall not exist on the Closing Date, then, unless Purchaser shall have waived in writing the satisfaction or existence of such condition precedent, in its election and in its sole and subjective discretion, Purchaser shall not be obligated to close the transaction contemplated hereby, and Purchaser shall be entitled to receive a return of the Deposit with any interest accrued thereon.  If the failure of any condition precedent constitutes a default by Seller under this Agreement, Purchaser shall have the remedies provided by Section 14.1 herein; otherwise, upon receipt of the Deposit by Purchaser, Purchaser and Seller shall both be relieved of any further liability or obligation hereunder.  The foregoing notwithstanding, if the Tenant estoppel condition described in Section 8.3 above is not fulfilled as of the Estoppel Return Date (as defined in Section 7.3(e) above), then, in addition to Purchaser’s options set forth above, Purchaser and Seller shall each have the option to extend the Closing Date for up to fourteen (14) days to allow Seller more time to obtain additional estoppel certificates (in which event Seller shall continue to use commercially reasonable efforts to obtain the necessary estoppel certificates); thereafter, if the Tenant estoppel condition is still not fulfilled on or before the expiration of the fourteen (14) day extension period, then Purchaser may elect to either waive the Tenant estoppel condition and close or terminate this Agreement and receive a return of the Deposit as provided above.

9.             Closing.  Purchaser and Seller agree that the purchase and sale of the Property will be consummated as follows:

9.1           Time of Closing.  Subject to Section 9.2 below, the Closing shall take place in the offices of the Title Company at a time mutually agreeable to Purchaser and Seller, but no later than 2:00 p.m. Philadelphia, Pennsylvania time, on (a) October 25, 2006, or (b) such earlier date as may be mutually agreed to by the parties (the “Closing Date”).  If the payoff to Seller’s lender is not funded out of escrow and received by such lender on the Closing Date and the delay is due solely to Purchaser’s default under this Agreement, then Purchaser shall be liable for any interest, penalties or other costs incurred by Seller as a result of the failure of the payoff to reach such lender on the Closing Date.  If Closing does not occur, the Deposit shall be returned to Purchaser, retained by Seller, or otherwise dealt with, all as provided elsewhere in this Agreement.  The Closing Date may be extended as provided in Section 8.7 above and Sections 14.1 and 14.2 below.

9.2           Escrow and Mechanics of Closing.

(a)           The Closing of the sale of the Property shall take place through an escrow (“Escrow”) to be established with the Escrow Agent.  Escrow shall be deemed open upon delivery of a fully executed copy of this Agreement to the Escrow Agent.  Upon any termination of this Agreement or cancellation of the Escrow, the Escrow Agent shall be instructed by Seller and Purchaser to forthwith return to the party that delivered such item or items all monies and documents previously delivered to the Escrow Agent hereunder.  Except as otherwise provided herein, the termination of Escrow and this Agreement and/or the return of deposited funds or documents shall not constitute a waiver, release or discharge of any breach or default that has occurred in the performance of either party’s obligations, agreements, covenants, representations or warranties contained herein.

(b)           Any of the items required to be delivered by Seller and/or Purchaser, respectively, as set forth in Section 9.3, may be delivered by Seller or Purchaser to the Escrow Agent to be held in Escrow, and disbursed by the Escrow Agent at Closing, in accordance with escrow instructions to be delivered by Seller and Purchaser prior to Closing.

9.3           Closing Documents.  Seller and Purchaser will deliver or cause to be delivered to each other at Closing, as appropriate, the following items (all documents will be duly executed and acknowledged where required):

(a)           Special Warranty Deed.  A special warranty deed, in the form attached hereto as Exhibit D, conveying to Purchaser the Real Property.

(b)           Bill of Sale.  A bill of sale with all warranties of title, in the form attached hereto as Exhibit E, conveying all of Seller’s right, title and interest in and to the Personal Property.

(c)           Assignment and Assumption of Leases.  An assignment and assumption of leases, in the form attached hereto as Exhibit F, pursuant to which Seller will assign all of its right, title and interest in and to the Leases to Purchaser but, subject to the terms of

Section 10.1, will retain the right to receive and collect any rents due from the tenants under the Leases prior to Closing.  Seller shall make available to Purchaser at the Property, the originals (or copies, if originals are not available) of all of the Leases, including all amendments and modifications thereto.

(d)           General Assignment.  A general assignment, in the form attached hereto as Exhibit G, pursuant to which Seller will assign to Purchaser all of Seller’s right, title and interest in and to the Service Contracts, the Permits, the Warranties, the Plans and the Trade Name Rights.

(e)           Title Policy.  In accordance with the other terms and conditions of this Agreement, the Title Policy or an unconditional commitment by the Title Company to issue the Title Policy promptly after Closing.

(f)            Non-foreign Affidavit.  An affidavit of Seller that evidences that it is exempt from the withholding requirements of Section 1445 of the Code.

(g)           Conveyance Information.  Such affidavits, instruments and documents, such as tax reporting statements or forms, as are customarily required in connection with a transfer of commercial real property in Philadelphia, Pennsylvania, including such affidavits as the Title Company may require with respect to mechanic’s liens, gap coverage and parties in possession.

(h)           Settlement Sheets and Funds.  Settlement statements reflecting the Purchase Price and all adjustments and prorations to be made thereto pursuant to this Agreement including, without limitation, Section 10 below, together with any amounts, in immediately available funds, required to be paid by either party thereunder.

(i)            Keys.  Seller will make available to Purchaser all of the keys to the Property.

(j)            Tenant Letters.  Seller will deliver notice to all tenants in the Building regarding Purchaser’s purchase of the Property.  Such notice shall be in the form of the notice attached hereto as Exhibit H.

(k)           Seller’s Authority.  Seller’s authority documents and information as required by Section 4.1.

(l)            Service Provider Notices.  Seller shall deliver to Purchaser one original notice to each service provider under the Service Contracts, advising each such service provider of the sale of the Property and the assignment of its Service Contract to Purchaser, in a form reasonably acceptable to Purchaser and Seller.

(m)          Rent Roll.  Seller shall deliver to Purchaser an updated, certified rent roll for the current month, current within three (3) business days of the Closing Date.

(n)           Certificate of Representations and Warranties.  Seller and Purchaser shall each execute and deliver a certificate stating that all of its respective representations and warranties under this Agreement remain true and correct as of the Closing Date or stating any then-existing facts that would cause the applicable representations or warranties to be untrue and/or incorrect.

(o)           City Certificate.  Seller shall deliver to Purchaser the City Certificate described in Section 7.2 and required by Section 8.6.

(p)           Bulk Sales Documents.  Seller will deliver to Purchaser all then-available Clearance Certificates and/or the Bulk Sales Indemnity, all as contemplated by Section 15.21 below.

9.4           Additional Deliveries.  On the Closing Date, Seller will turn over to Purchaser the originals of the Leases, the Service Contracts, all written Permits and Warranties, the Plans and, to the extent requested by Purchaser (which obligation will survive Closing), those Seller’s Deliveries for which originals exist, all to the extent in Seller’s physical possession or located at the Building.

9.5           Letters of Credit as Security Deposits.  To the extent that any security deposit is composed of a letter of credit (a “Letter of Credit”): (i) Seller shall make commercially reasonable efforts to have the same assigned and/or transferred, at Purchaser’s expense (or the applicable tenant’s expense), to Purchaser as of the Closing and (ii) if not assignable and/or transferable as of Closing, Seller shall cooperate with Purchaser in all reasonable respects following the Closing so as to assign and/or transfer each Letter of Credit to Purchaser or to obtain a replacement letter of credit in favor of Purchaser.  After Closing, if such assignment, transfer and/or replacement of a Letter of Credit has not yet occurred, and if Purchaser believes, in good faith, as the landlord under the Lease for which the applicable Letter of Credit has been issued, that drawing on a Letter of Credit is permitted under the terms of the applicable Lease, then until any such Letter of Credit shall be assigned, transferred or replaced from Seller to Purchaser, Purchaser may notify Seller of Purchaser’s election to draw on the Letter of Credit.  In connection with such notice, Purchaser will deliver to Seller such documentation as Purchaser reasonably determines to be necessary to accomplish such draw.  Promptly (in no event more than five (5) business days) after receipt of such notice and the applicable documentation, Seller shall submit such documentation to the issuer.  Seller will cooperate with Purchaser to re-submit documentation as may be reasonably necessary to accomplish such draw.  When and if the issuer delivers the proceeds to Seller, Seller will promptly (in no event more than five (5) business days) deliver such proceeds to Purchaser following Seller’s receipt thereof.  Purchaser shall defend, indemnify and hold harmless Seller from and against any and all loss, cost, damage, liability or out-of-pocket expense incurred by Seller as a result of any such actions taken by Seller at Purchaser’s request.  Seller shall defend, indemnify and hold harmless Purchaser from and against any and all loss, cost, damage, liability or out-of-pocket expense incurred by Purchaser only if Seller fails to take an affirmative action to draw upon a Letter of Credit after notice and delivery of to Seller of the applicable notice and documentation as set forth above.  The parties’ obligations under this Section 9.5 will survive Closing.

9.6           Survival.  The obligations of Seller under this Section 9, to the extent not fully discharged or as of Closing, shall survive the Closing, including, but not limited to, the obligation to deliver tenant notices and the obligation to cooperate with Purchaser with respect to any letters of credit that serve as security deposit.

10.          Adjustments and Prorations.  The following adjustments and prorations will be made at Closing and reflected, where appropriate, on the settlement sheets described in Section 9.3(h) above:

10.1         Lease Rentals.  Prepaid rent and collected rent under the Leases shall be prorated as of the Closing Date.  As a general matter Seller will receive all rents (including all accrued tax and operating expense pass-throughs), charges and other revenue of any kind receivable from the Leases up to the Closing Date; provided that no proration will be made with respect to any delinquent rents of any kind receivable from the Leases for any period before Closing.  Rents collected from any tenant by Seller after the Closing Date shall be deemed to apply first to the rentals for the month of Closing, second to current rental due at the time of payment, and then to any other rentals that are delinquent on the Closing Date.  Unpaid and delinquent rents, to which Seller is entitled, shall be turned over to Seller if collected by Purchaser within thirty (30) days of receipt.  Purchaser agrees to use commercially reasonable efforts to attempt to collect such rents; provided Purchaser shall not be obligated to evict any tenant or enforce any remedies of the Lease or file any legal action in connection therewith.  Seller shall not initiate any suit against any tenant with regard to delinquent rent so long as such tenant remains a tenant of the Property.

10.2         Ad Valorem Taxes and Assessments.  All real estate and personal property taxes attributable to the Property will be prorated at Closing.  Seller will pay all such taxes attributable to any period prior to the Closing Date.  If the applicable tax rate and assessments for the Property have not been established for the year in which Closing occurs, the proration of real estate and/or personal property taxes, as the case may be, will be based upon the rate and assessments for the preceding year, and thereafter, once the actual tax rate and assessments have been established, the parties shall make appropriate post-Closing adjustments in cash (and this obligation shall survive the Closing).  All taxes imposed because of a change of use of the Property after Closing will be paid by Purchaser.  Anything herein to the contrary notwithstanding, all assessments imposed by any governmental agency (herein “Assessments”) for improvements to the Real Property for work substantially completed on or before the Closing Date shall be paid in full by Seller at Closing.  Any other Assessments for improvements to the Real Property shall be paid by Seller or Purchaser depending on whether the particular assessment or installment thereof comes due before or after the Closing Date.

10.3         Operating Expenses.   Tenants under the Leases are currently paying Seller certain amounts (referred to herein as “Tenant Reimbursements”) based on Seller’s estimates for real estate taxes and assessments, common area maintenance, operating expenses and similar expenses (collectively, “Tenant Reimbursable Expenses”).  Tenant Reimbursements shall be provisionally adjusted as of the Closing Date.  In the event that any Tenant Reimbursements or the calculation thereof is subject to adjustment pursuant to the terms and provisions of any Lease (e.g., year-end adjustments to escalation charges and the like), then after the amount of such Tenant Reimbursements is finally determined by Purchaser (which determination shall be made on or before January 31, 2007), the parties shall make the proper adjustments so that the proration will be accurate based upon the actual amount of such Tenant

Reimbursements collected and the actual Tenant Reimbursable Expenses incurred for the period in question, and payment shall be made promptly to Purchaser or Seller, whichever may be entitled to such payment, by the other party for the purpose of making such adjustment.  After Closing, Purchaser shall promptly bill the tenants for Tenant Reimbursable Expenses payable under the Leases and continue to bill such tenants for such amounts each month.  In the event Seller shall be obligated to make, and makes a payment to Purchaser upon Purchaser’s reconciliation of Tenant Reimbursements collected and the actual Tenant Reimbursement Expenses incurred as aforesaid, upon receipt Purchaser shall be obligated to promptly remit the applicable portion of the particular tenants entitled thereto.  Seller will be entitled to a credit at Closing for the amount of any deposits Seller has made with any of the utilities services or companies servicing the Property.  Purchaser will arrange with all utilities services and companies servicing the Property to have new accounts started in the name of Purchaser beginning at 12:01 a.m. on the Closing Date.

10.4         Excise, Transfer and Recording Taxes.  Purchaser and Seller will each pay one-half of the applicable Commonwealth of Pennsylvania and City of Philadelphia transfer, excise and recording taxes applicable to the sale of the Property.  Except as provided above, Purchaser will be responsible for the payment of all excise, sales and use taxes imposed with respect to the transaction contemplated by this Agreement and will indemnify and hold Seller harmless from the payment of such taxes.

10.5         Credits at Closing.  At Closing, Seller will provide Purchaser with a credit against the Purchase Price of (a) $90,000.00 relating to physical conditions and code compliance that Purchaser may need to repair or rectify after Closing, which credit is in full settlement of any claims Purchaser may have relative to the physical condition and/or and code compliance of the Property (except for a breach of a representation and warranty set forth in this Agreement); and (b) the Mexican Post Credit described in Section 7.1.

10.6         Closing Costs.  Purchaser will pay (a) one-half of the Escrow Agent’s closing fee; (b) the Title Company’s premium for the Title Policy, including the costs of any endorsements thereto; (c) the cost of recording Seller’s deed to Purchaser (other than the recording tax contemplated by Section 10.4) and any other documents requiring recording in connection with Purchaser’s acquisition of the Property; (d) all costs incurred by Purchaser in connection with Purchaser’s investigations of the Property; (e) the cost of updating the Survey; and (f) Purchaser’s attorneys’ fees.  Seller will pay (i) one-half of the Escrow Agent’s closing fee; (ii) the cost of recording documents related to the release of any mortgage or other lien on the Property arising by, through or under Seller; and (iii) Seller’s attorneys’ fees.

10.7         Insurance.  Purchaser understands that Seller will cause all property and liability insurance currently being carried by Seller to be canceled at Closing, and Purchaser will be responsible for obtaining new insurance coverage with respect to the Property as of Closing.

10.8         Date of Prorations.  The prorations and adjustments provided for in this Section 10 will be made so that Purchaser will receive the income and be charged with the expense of the operation of the Property for the Closing Date and thereafter.

10.9         Survival.  The parties’ obligations under this Section 10, to the extent not fully discharged by or through Closing, will survive Closing and remain fully enforceable thereafter.

11.                               Casualty Damage.

11.1         Notice and Estimate.  In the event that the Improvements are damaged by any casualty prior to Closing, Seller will promptly give Purchaser written notice of such occurrence, and as soon thereafter as practicable, will provide Purchaser with an estimate made by an architect, engineer or contractor selected by Seller and approved by Purchaser (which approval will not be unreasonably withheld or delayed) of the cost and amount of time required to repair such damage.  If it is so estimated that it will take longer than until the Closing Date to repair such damage and if neither party terminates this Agreement pursuant to Section 11.3, then Purchaser will be given an opportunity to review and approve any construction contract which Seller proposes to enter into to have such damage repaired and Purchaser will not unreasonably withhold or delay such approval.

11.2         Minor Damage.  If the estimated cost of repairing such damage is less than $1,000,000.00, then Seller will promptly contract for and commence the repairs and complete so much thereof as may be accomplished prior to the Closing Date.  In the event such repairs are not completed on or before the Closing Date, Seller will assign to Purchaser so much of the insurance proceeds resulting from such damage as have not then been expended for repairs, along with any business loss insurance proceeds, and Seller will assign to Purchaser, and Purchaser will assume, the rights and obligations under the construction contract pursuant to which such repairs are being completed.  Seller will also credit Purchaser for the amount of any deductible or self-insured retention amount.

11.3         Major Damage.  If the estimated cost of such repairs is $1,000,000.00 or more, then Purchaser may elect to terminate this Agreement upon written notice to Seller given within 10 days after both parties’ receipt of the estimate, in which event the Escrow Agent will return the Deposit to Purchaser and both parties will be relieved of any further obligations hereunder, except for those obligations which expressly survive any termination hereof; however, if neither party elects to so terminate this Agreement, then this Agreement will remain in full force and effect and the parties will proceed in accordance with Section 11.2.

12.                               Condemnation.

12.1         Notice.  If prior to Closing Seller learns of any actual or threatened taking in condemnation or by eminent domain (or a sale in lieu thereof) of all or any portion of the Real Property, Seller will notify Purchaser promptly thereof.

12.2         Termination.  Other than with respect to an “Immaterial Taking” (as defined below), any actual or threatened taking or condemnation for any public or quasi-public purpose or use by any competent authority in appropriate proceedings or by any right of eminent domain of all or any part of the Real Property between the date of this Agreement and the Closing Date will, at Purchaser’s option, cause a termination of this Agreement.  The election to terminate provided hereby must be exercised by Purchaser (or will be deemed to have been waived) by notice to Seller to that effect given within 15 days following Purchaser’s receipt of Seller’s notice pursuant to Section 12.1 above.  Upon delivery of such termination notice, the Escrow Agent will return the Deposit to Purchaser and both parties will be relieved of any further obligations hereunder, except for those obligations which expressly survive any termination hereof.  If Purchaser does not elect to so terminate this Agreement, or in the event of an Immaterial Taking, Seller will be relieved of all obligations under this Agreement with respect to the portion of the Real Property so taken or condemned, but Purchaser will be entitled to receive all proceeds of any such taking or condemnation, and Seller agrees that it will not make any adjustment or settlement of any such taking or condemnation proceeding without Purchaser’s consent and will take at Closing all actions reasonably available to Seller to assign its entire interest in such award to Purchaser.  An “Immaterial Taking” means any taking or condemnation for any public or quasi-public purpose or use which does not impair access or take any part of the Improvements.

13.                               Deposit.  By its execution of this Agreement, the Escrow Agent agrees to receive, invest and apply the Deposit in accordance with the terms and provisions hereof.  In the event of any dispute between Purchaser and Seller as to the proper application of the Deposit, the Escrow Agent may commence an action in the applicable Commonwealth of Pennsylvania court, pay the Deposit to such court and interplead Purchaser and Seller to such action, whereupon the Escrow Agent will be dismissed from such action and relieved of any further obligations with respect to the Deposit.  Purchaser and Seller hereby agree to submit to the jurisdiction of such court for the purpose of any such action.

14.                               Remedies.

14.1         Breach by Seller.  In the event of a default by Seller hereunder, Purchaser shall give Seller written notice of such default (not more than ten (10) days after Purchaser acquires knowledge of such default; provided no notice shall be required for Seller’s failure to proceed to Closing on the Closing Date) and if Seller has not cured such event of default within ten (10) days following Seller’s receipt of such default notice (or such additional time as reasonably necessary in the event such default cannot be cured within such ten (10) day period and Seller promptly commences to cure the same and diligently prosecutes the same to completion) (and to the extent the Closing Date is less than ten (10) days after such notice, the Closing Date will be re-scheduled to the next business day immediately following the expiration of such cure period), then Purchaser as its sole and exclusive remedy shall be entitled to either: (i) seek specific performance of this Agreement, but not damages, in a court of competent jurisdiction (provided an action is commenced no later than 60 days after Purchaser became aware of such default), or (ii) terminate this Agreement and receive back the Deposit plus any accrued interest and the parties shall thereafter have no further rights or obligations pursuant to this Agreement except those obligations that expressly survive such termination.  If Purchaser fails to give Seller notice of any such default and proceeds with Closing, then Purchaser shall have waived its rights to assert any claim for the applicable default.  The parties agree that Purchaser’s actual damages would be difficult or impossible to determine if Seller defaults and the ownership of the Property has a unique value to Purchaser which is not adequately capable of being compensated through the payment of damages.  Therefore, it is specifically acknowledged and agreed that Purchaser shall be entitled to the remedy of specific performance in connection with any such default, in the event Purchaser elects to pursue such remedy as herein provided.

Notwithstanding any of the foregoing, in the event of a willful default by Seller, said willful default being solely defined as Seller refusing to convey the Property to Purchaser by the Closing Date in accordance with this Agreement or any willful default by Seller of Section 7 of this Agreement, Purchaser shall be entitled to the following remedies in addition to the available remedy of specific performance: (a) receive the return of its Deposit plus any accrued interest from the Escrow Agent, and (b) upon the presentment of the appropriate documentation to Seller, receive from Seller Purchaser’s Out-of-Pocket Expenses, up to a maximum amount not to exceed One Hundred Fifty Thousand ($150,000.00) Dollars, provided that Purchaser commences any such claim described above within thirty (30) days of Seller’s willful default.

14.2         Breach by Purchaser.  In the event of a default by Purchaser hereunder, other than failure to deliver the Purchase Price or otherwise proceed to Closing on the Closing Date (for which no notice shall be required), Seller shall give Purchaser written notice of such default (not more than ten (10) days after Seller acquires knowledge of such default) and if Purchaser has not cured such default within ten (10) days of Purchaser’s receipt of such default notice (or such additional time as reasonably necessary in the event such default cannot be cured within such ten (10) day period and Purchaser promptly commences to cure the same and diligently prosecutes the same to completion) (and to the extent the Closing Date is less than ten (10) days after such notice, the Closing Date will be re-scheduled to the next business day immediately following the expiration of such cure period); the sole and exclusive remedy of Seller shall be to terminate this Agreement, in which event Seller may retain the Deposit plus any accrued interest as liquidated damages (and not as a penalty), and the parties shall thereafter have no further rights or obligations pursuant to this Agreement except those obligations that expressly survive such termination.  Purchaser and Seller have considered carefully the loss to Seller if Purchaser fails to consummate the purchase and sale contemplated herein for any reason other than Seller’s default hereunder or the failure of condition precedent to Purchaser’s obligation to close hereunder occasioned by taking the Property off the market as a consequence of the negotiation and execution of this Agreement, the expenses of Seller incurred in connection with the preparation of this Agreement and Seller’s performance hereunder, and the other damages, general and special, which Purchaser and Seller realize and recognize Seller will sustain but which Seller cannot at this time calculate with absolute certainty.  Based on all those considerations, Purchaser and Seller have agreed that the damage to Seller in such event would reasonably be expected to be equal to the sum of the Deposit plus such accrued interest.  The parties agree that it would be extremely difficult or impossible to ascertain the actual damages which would be suffered by Seller if Purchaser fails to perform its obligations under this Agreement, and that the Deposit plus such interest is the best estimate of the amount of damages Seller would suffer.

14.3         Limitation of Seller’s Liability.  No general or limited partner of Seller, nor any of its respective beneficiaries, shareholders, partners, officers, members, managers, agents, employees, heirs, successors or assigns shall have any personal liability of any kind or nature for or by reason of any matter or thing whatsoever under, in connection with, arising out of or in any way related to this Agreement and the transactions contemplated herein, and Purchaser hereby waives for itself and anyone who may claim by, through or under Purchaser any and all rights to sue or recover on account of any such alleged personal liability.  Seller’s sole liability shall be limited to its interest in the Property.

15.                               Miscellaneous.

15.1         Brokers.  Seller and Purchaser each hereby represents and warrants to the other that its sole contact with the other or with the Property in connection with the transaction contemplated by this Agreement has been made without the assistance of any broker or other third party except for Trammell Crow and Eastdil Secured (collectively, the “Brokers”).  Brokers represent Seller; Purchaser has not engaged any broker.  Seller alone shall be responsible to pay any and all compensation that may be due or payable to the Brokers.  Subject only to Seller’s obligation as set forth in the preceding sentences concerning the Brokers, Seller and Purchaser agree to save and hold each other free, clear and harmless from any claim, cost or expense, including reasonable attorneys’ fees, for or in connection with any claims for commissions or compensation claimed or asserted by or through each respective party in connection with the transaction contemplated herein.

15.2         Entire Agreement.  No change or modification of this Agreement shall be valid unless the same is in writing and signed by the parties hereto.  No waiver of any of the provisions of this Agreement shall be valid unless in writing and signed by the party against whom it is sought to be enforced.  This Agreement contains the entire agreement between the parties relating to the purchase and sale of the Property.  All prior negotiations between the parties are merged in this Agreement, and there are no promises, agreements, conditions, undertakings, warranties or representations, oral or written, express or implied, between the parties other than as expressly herein set forth.

15.3         Survival.  Except as otherwise specified herein or as set forth in the documents to be executed by Seller and/or Purchaser at Closing, none of the parties’ representations, warranties, covenants and agreements hereunder shall survive Closing.

15.4         Dates.  If any date set forth in this Agreement for the delivery of any document or the happening of any event (such as, for example, the occurrence of the Closing Date) should, under the terms hereof, fall on a weekend or holiday, then such date shall be automatically extended to the next succeeding weekday that is not a holiday.

15.5         Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania.

15.6         Notices.  Any notice required or permitted to be sent pursuant to this Agreement shall be in writing and shall be deemed received when personally delivered, when sent by facsimile transmission, or three days after having been deposited in a U.S. Postal Service depository and sent by registered or certified mail, return receipt requested, with all required postage prepaid, or one day after having been deposited with Federal Express or another comparable national overnight delivery service with next-business-day delivery service prepaid, and in any case, addressed:

If to Seller, to:

AGL Investments No.2 Limited Partnership L.L.L.P.

1050 Seventeenth Street, Suite 1200

Denver, Colorado 80265

Attention:  D. Scott Gibler and Gabe Finke

Telecopy:  303-534-6713

With a copy to:

Otten, Johnson, Robinson, Neff & Ragonetti, P.C.
950 Seventeenth Street, Suite 1600
Denver, Colorado  80202
Attention:  Christopher T. Toll
Telecopy:  (303) 825-6525

If to Purchaser, to:

c/o Behringer Harvard

15601 Dallas Parkway, Suite 600

Addison, Texas  75001

Attention: Bill Armendariz
Telecopy: (214) 655-1610

With a copy to:

Haynes and Boone, LLP

901 Main Street, Suite 3100

Dallas, Texas 75202

Attention: Brad Lowry
Telecopy: (214) 200-0516

If to Escrow Agent, to:

LandAmerica Partners Title Company

712 Main Street, Suite 2000E

Houston, TX  77002

Attention:  Reno Hartfiel

Telecopy:  (713) 229-8484

or to such other address of which, or such other person of whom, any party notifies the other for such purpose in accordance with this Section 15.6.

15.7         Headings.  The paragraph headings which appear in some of the sections of this Agreement are for purposes of convenience and reference and are not in any sense to be construed as modifying the sections in which they appear.

15.8         Assignment.  Purchaser may assign its rights under this Agreement to an Affiliate without the prior written consent of Seller.  For purposes of this Section 15.8, the term “Affiliate” shall mean: (a) an entity that controls, is controlled by, or is under common control with Purchaser; (b) any partnership in which Purchaser or Purchaser’s controlling member is the general partner; (c) any fund or entity sponsored by Purchaser; or (d) any entity that retains Purchaser or a company affiliated with Purchaser to manage the Property, provided that Purchaser notifies Seller of such assignment at least five business days prior to the Closing and, upon request, provides Seller with reasonable evidence that such assignee is an Affiliate.  No such assignment shall release Purchaser from any of its obligations hereunder.   Except as expressly permitted above, Purchaser may not assign this Agreement or any interest therein.

15.9         Successors and Assigns.  Subject to Section 15.8, this Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, personal representatives, successors and assigns.

15.10       Tax Deferred Exchange.  Purchaser and Seller have advised each other that they may use this Property in connection with a 1031 or 1033 tax deferred exchange.  Seller and Purchaser agree to cooperate with each other and will execute such documents as may reasonably be required by the other party in order to effectuate such tax deferred exchanges, provided that neither party (a) will assume any liability or cost in connection with the tax deferred exchange of the other party, and (b) shall have any obligation to take title to, or first acquire, any other property in connection with such qualified exchange.  Either party’s inability to obtain any benefits for a tax deferred exchange under Section 1031 or 1033 of the Internal Revenue Code will not relieve the other party of any of its obligations under this Agreement.

15.11       Knowledge.

(a)           References in this Agreement to the “knowledge” and/or “actual knowledge” of Seller, or any words of similar import, shall refer only to the current actual (as opposed to implied or constructive) knowledge of either D. Scott Gibler or Della Wegman, and shall not be construed, by imputation or otherwise, to refer to the knowledge of Seller or any parent, subsidiary or affiliate of Seller or to any other officer, agent, manager, representative or employee of Seller or to impose upon either D. Scott Gibler or Della Wegman any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains.

(b)           D. Scott Gibler and Della Wegman are the parties currently employed by Amstar Group, LLC who are primarily responsible for the oversight of the management company for the Property.  Notwithstanding anything to the contrary contained in this Agreement, neither D. Scott Gibler nor Della Wegman shall have any personal liability hereunder.

(c)           References in this Agreement to the “knowledge” and/or “actual knowledge” of Purchaser, or any words of similar import, shall refer only to the current actual (as opposed to implied or constructive) knowledge of Jon Dooley, and shall not be construed, by imputation or otherwise, to refer to the knowledge of Purchaser or any parent, subsidiary or affiliate of Purchaser or to any other officer, agent, manager, representative or employee of Purchaser or to impose upon John Dooley any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains.

15.12       Books and Records. Purchaser shall maintain, preserve and, upon reasonable notice, provide Seller or its representatives with access during normal business hours to, and the right to make copies (at Seller’s expense) of all of the books and records concerning the Property that relate to periods prior to the Closing Date.  Purchaser shall retain such books and records for a minimum of three (3) years (seven (7) years for tax records) after the Closing Date, and such obligation will survive Closing..

15.13       Waiver of Jury Trial.  SELLER AND PURCHASER HEREBY WAIVE ANY RIGHT EITHER MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER ARISING IN TORT OR CONTRACT) BROUGHT BY EITHER PARTY AGAINST THE OTHER ON ANY MATTER BASED ON THIS AGREEMENT, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.

15.14       Recording.  Seller and Purchaser agree that neither of them will record this Agreement, and that neither of them will record a short form or memorandum of this Agreement (unless Purchaser is pursuing an action for specific performance in good faith, in which case this prohibition shall not apply).

15.15       No Joint Venture.  It is not intended by this Agreement to, and nothing contained in this Agreement shall, create any partnership, joint venture or other arrangement between Purchaser and Seller.  No term or provision of this Agreement is intended to be, or shall be, for the benefit of any person, firm, organization or corporation not a party hereto, and no such other person, firm, organization or corporation shall have any right or cause of action hereunder.

15.16       Attorneys’ Fees.  In the event either party brings an action or any other proceeding against the other party to enforce or interpret any of the terms, covenants or conditions hereof, the party substantially prevailing in any such action or proceeding shall be paid all costs and reasonable attorneys’ fees by the other party in such amounts as shall be set by the court at trial and on appeal.

15.17       Counterparts; Facsimile.  This Agreement may be executed in multiple counterparts, each of which shall constitute a duplicate original, but all of which together shall constitute one and the same instrument. Executed copies of this Agreement may be delivered by telecopy or other electronic means and, upon receipt, shall be deemed originals and binding upon the parties hereto.  Without limiting or otherwise affecting the validity of executed copies of this Agreement that have been delivered by telecopy, the parties hereto will use best efforts to deliver originals as promptly as possible after execution.

15.18       Audit Rights.  Purchaser has advised Seller that Purchaser must cause to be prepared up to three (3) years of audited financial statements in respect of the Property in compliance with the policies of Purchaser and certain laws and regulations, including, without limitation, Securities and Exchange Commission Regulation S-X. Seller agrees to use reasonable efforts to cooperate with Purchaser’s auditors in the preparation of such audited financial statements (it being understood and agreed that the foregoing covenant shall survive the Closing). Without limiting the generality of the preceding sentence (i) Seller shall, during normal business hours, allow Purchaser’s auditors reasonable access to such books and records maintained by Seller (and Seller’s manager of the Property) in respect of the Property as necessary to prepare such audited financial statements; (ii) Seller shall use reasonable efforts (at no material cost to Seller) to provide to Purchaser such financial information and supporting documentation as are necessary for Purchaser’s auditors to prepare audited financial statements; (iii) if Purchaser or its auditors require any information that is in the possession of the party from which Seller purchased the Property, Seller shall contact such prior owner of the Property and use commercially reasonable efforts (at no material cost to Seller) to obtain from such party the information requested by Purchaser; (iv) Seller will make available for interview by Purchaser and Purchaser’s auditors the manager of the Property or other agents or representatives of Seller responsible for the day-to-day operation of the Property and the keeping of the books and records in respect of the operation of the Property; and (v) if Seller has audited financial statements with respect to the Property specifically (as opposed to audited consolidated financials for Seller and its affiliates), Seller shall promptly provide Purchaser’s auditors with a copy of such audited financial statements for the Property specifically. If after the Closing Date Seller obtains an audited financial statement in respect of the Property specifically (as opposed to audited consolidated financials for Seller and its affiliates) for a fiscal period prior to the Closing Date that was not completed as of the Closing Date, then upon Purchaser’s written request Seller shall promptly provide Purchaser with a copy of such audited financial statement, and the foregoing covenant shall survive Closing.  The provisions of this Section 15.18 shall survive the Closing.

15.19       Disclosure Rights.  Notwithstanding anything to the contrary contained in this Agreement (i) either party may disclose such information relating to the transaction that is the subject of this Agreement as such party deems appropriate to its consultants, attorneys, accountants, prospective investors and lenders, and others who need to know the information for the purpose of assisting such party in connection with the transaction; (ii) no covenant of confidentiality that may be set forth in this Agreement or that either party may have otherwise agreed to shall be applicable to any information published by the other party as public knowledge or otherwise available in the public domain; (iii) each party shall be permitted to disclose such information as may be recommended by Purchaser’s legal counsel in order to comply with all financial reporting, securities laws and other legal requirements applicable to Purchaser, including any required disclosures to the Securities and Exchange Commission; and (iv) any duty of confidentiality set forth in this Agreement shall terminate upon Closing.

15.20       Recovery Fund Notice.  A Real Estate Recovery Fund exists to reimburse any person who has obtained a final civil judgment against a Pennsylvania real estate licensee owing to fraud, misrepresentation, or deceit in a real estate transaction and who has been unable to collect the judgment after exhausting all legal and equitable remedies.  For complete details about the Fund, call (717) 783-3658.

15.21       Bulk Sales.

(a)           Notice and Filing.  Seller acknowledges that the laws of the Commonwealth of Pennsylvania may require that certain governmental agencies or authorities be notified in advance of the date of Closing of the proposed sale of the Property by Seller to Purchaser, and in certain cases that Seller may be required to obtain and deliver to Purchaser one or more clearance certificates evidencing the payment by Seller of certain taxes, assessments and contributions to the Commonwealth of Pennsylvania (the “Clearance Certificates”).  Seller shall be responsible for providing all notices to governmental agencies required under 72 P.S. § 1403, 72 P.S. §  7240, 43 P.S. § 788.3, 72 P.S. §  7321.1 and 69 P.S. § 529 (collectively, the “Bulk Sales Statutes”) and for providing, at Closing, evidence reasonably acceptable to Purchaser that such notices have been delivered.  Seller agrees to act in good faith and with reasonable diligence to apply for, obtain and deliver to Purchaser (with copies to the Title Company) all required Clearance Certificates, showing no taxes, assessments or other charges due, at or as soon after the Closing Date as is reasonably possible.

(b)           Bulk Sales Indemnity.  If any such required Clearance Certificate is not available at Closing, Purchaser shall proceed with Closing; provided, that Seller will then execute and deliver to Purchaser (through the Escrow with Escrow Agent) a written indemnity, in the form attached hereto as Exhibit L (the “Bulk Sales Indemnity”), which Bulk Sales Indemnity shall automatically expire when, but only when, Seller delivers such required Clearance Certificate(s) to Purchaser (with copies to the Title Company) showing no taxes due.  Amstar Group (as defined below) will guaranty Seller’s obligations under such Bulk Sales Indemnity pursuant to Section 15.22.

(c)           Additional Information.  If Clearance Certificates are required after the Closing Date, the parties anticipate that obtaining the applicable Clearance Certificate, as contemplated by this Section 15.21, will require up to 180 days after the Closing Date (the “Outside Delivery Date”).  If any Clearance Certificates are required after the Closing Date, and:

(i)            if all such Clearance Certificates have not been delivered to Purchaser on or before the Outside Delivery Date, then at any time after the Outside Delivery Date until the applicable Clearance Certificates have been delivered to Purchaser, Purchaser may request information regarding the status of Seller’s efforts to obtain the applicable Clearance Certificates, and

(ii)           if all such Clearance Certificates have not been delivered to Purchaser on or before the date that is 30 days after the Outside Delivery Date, then at any time after such date until the applicable Clearance Certificates have been delivered to Purchaser, Purchaser may request in writing, and Seller shall deliver within five business days after receipt of Purchaser’s written request, either, in Seller’s discretion, (A) those prior tax returns and other filings of Seller relevant to the determination of the amount and type of any such taxes owed by Seller pursuant to Bulk Sales Statutes, or (B) an opinion of an independent accounting firm acceptable to Purchaser (although Purchaser acknowledges that PricewaterhouseCoopers will be acceptable to Purchaser), indicating the amount and type of any such taxes owed by Seller pursuant to the Bulk Sales Statutes.

(d)           Survival.  Seller’s obligations under this Section 15.21 will survive Closing.

15.22       Guaranty of Amstar Group, LLC for Certain Obligations.  The limited partner of Seller, Amstar Group, LLC, a Colorado limited liability company (“Amstar Group”), hereby guarantees:

(a)           payment of those amounts payable by Seller resulting from a breach of a representation or warranty under Section 5 of this Agreement (subject, however, to the limitations as to time and amounts set forth in Section 5.17);

(b)           payment of those amounts payable by Seller resulting from Seller’s failure to pay any amounts due to Purchaser pursuant to the terms of the Bulk Sales Indemnity described in Section 15.21; and

(c)           performance of Seller’ obligations pursuant to the terms of the Bulk Sales Indemnity.

Amstar’s Group’s obligations under this Section 15.22 are subject to the terms and conditions of this Agreement and, to the extent applicable, the Bulk Sales Indemnity and will survive the Closing (but not termination) of this Agreement.  Amstar Group has executed this Agreement below to evidence its agreement to the provisions of this Section 15.22.

[Remainder of page intentionally left blank; signatures on following page]

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates set forth below, but effective as of the date first set forth above.

PURCHASER:

HARVARD PROPERTY TRUST, LLC,
a Delaware limited liability company,
doing business as
BEHRINGER HARVARD REAL ESTATE

Date: September 20, 2006		By:	/s/ Jon L. Dooley
		Name:	Jon L. Dooley
		Title:	Executive Vice President

SELLER:

AGL INVESTMENTS NO.2 LIMITED PARTNERSHIP L.L.L.P.,
a Colorado limited liability limited partnership

		By:	APL General, LLC, a Colorado limited liability company, its General Partner

			By:	Amstar Partners, Inc., a Colorado corporation, its Managing Member

Date: September 20, 2006				By:	/s/ Gabe L. Finke
Gabe L. Finke
President

TITLE COMPANY:

LandAmerica Partners Title Company

Date:	, 2004	By:
Name:
Title:

The undersigned has executed this Agreement to evidence its agreement to its post-Closing obligations under Section 15.22 and for no other purpose.

AMSTAR GROUP, LLC:

AMSTAR GROUP, LLC,
a Colorado limited liability company

Date: September 20, 2006	By:	/s/ Gabe L. Finke
Gabe L. Finke Manager